Exhibit 10.1

Private and Confidential

Amendment and Restatement Agreement relating to a facility agreement dated 17 July 2003 as amended by amendment letters dated 1 March 2004 and 6 September 2004

Lloyds TSB Bank plc

Trikon Technologies Limited

Bond Pearce LLP
Tel:+44 (0)870 120 0000
www.bondpearce.com

CONTENTS

Clause		Page
1	Definitions and interpretation	1

2	Conditions precedent	2

3	Amendment and Restatement	2

4	Representations and warranties	2

5	Fees and Expenses	3

6	Miscellaneous	3

7	Applicable law	3

Schedule 1		4

Conditions Precedent		4

Schedule 2		5

Amended and Restated Facility Agreement		5

THIS AGREEMENT is made on 30 June 2005

BETWEEN:

(1)	TRIKON TECHNOLOGIES LIMITED (registered in England under company number 01373344) whose registered office is at Coed Rhedyn, Ringland Way, Newport, Gwent NP18 2TA (the Borrower); and

(2)	Lloyds TSB Bank plc whose address for this purpose is Bank House, Wine Street, Bristol BS1 2AN (the Bank).

BACKGROUND

0.1	By a multi-currency revolving loan facility agreement dated 17 July 2003 as amended by letters dated 1 March 2004 and 6 September 2004 (the “Facility Agreement”) the Bank made available a sterling revolving facility and an optional currency revolving loan facility in an aggregate amount of £5,000,000 to the Borrower.

0.2	The Borrower has now requested that the Bank amend the Facility Agreement as provided below in order to, inter alia, extended the term of the Facilities.

NOW IT IS AGREED as follows:

1	Definitions and interpretation

1.1	Terms defined in the Facility Agreement shall have the same meaning when used in this Agreement unless otherwise stated.

1.2	In this Agreement the following additional terms will have the following meanings:

1.2.1	“Payment Date” means the earliest of:

(a)	the date on which the persons who now have control of the Borrower cease to have control of the Borrower (control having the meaning ascribed to it by Section 840 of the Income and Corporation Taxes Act 1988) or voting control of the Borrower is acquired by any person, or company or group of connected persons (as defined in Section 839 of the Income and Corporation Taxes Act 1988) not having control of the Borrower at the date of this Agreement; and

(b)	the date on which the Facilities are prepaid or cancelled in full where such prepayment is sourced from the proceeds of a financing provided by a financial institution other than the Bank; and

(c)	30 November 2005; and

(d)	the date on which the Bank demands repayment of the Facilities.

1.2.2	“Share Price” means, on any day, the mid-market closing price for the shares in the capital of Trikon Technologies Inc. as derived from the NASDAQ exchange daily official list, or such other publicly available indicator of that share price as the Bank may select (acting reasonably), in respect of that day.

1.3	Any reference in this Agreement to:

1.3.1	statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force;

1.3.2	“including” shall not be construed as limiting the generality of the words preceding it;

1.3.3	“a Schedule” shall be construed as a reference to a Schedule to this Agreement;

1.3.4	any term or phrase defined in the Companies Act 1985 (as amended from time to time) shall bear the same meaning in this Agreement.

1.3.5	words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

1.3.6	this Agreement and any provision of it or any other document referred to in this Agreement shall be construed as referring to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time;

1.3.7	a person is to be construed to include a reference to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or agency of a state, whether or not a separate legal entity;

1.3.8	any person shall be construed to include that person’s assignees or transferees or successors in title, whether direct or indirect.

1.4	Clause headings are for ease of reference only and are not to affect the interpretation of this Agreement.

2	Conditions precedent

2.1	The amendments to the Facility Agreement envisaged by clause 3 shall take effect on the date on which the Bank receives (or waives the requirement to receive) the documents and information set out in Schedule 1 of this Agreement. All of such matters must be in a form and substance satisfactory to the Bank and such date is referred to as the Effective Date in this Agreement.

2.2	The conditions precedent referred to above are for the benefit of the Bank and the Bank may therefore waive compliance with such conditions either unconditionally or on such terms as it may in its discretion see fit.

2.3	Each copy document required to be certified by Schedule 1 shall be certified by a duly authorised director or the company secretary of the Borrower as being true, complete and up to date as of the date of the certificate.

3	Amendment and Restatement

3.1	Subject to clause 2 above, with effect from the Effective Date, the Facility Agreement shall be amended and restated as set out in Schedule 2 to this Agreement.

3.2	The Facility Agreement shall continue in full force and effect as amended and restated by clause 3.1 above.

4	Representations and warranties

4.1	By signing this Agreement the Borrower represents and warrants:

4.1.1	that there has been no change in its Memorandum and Articles of Association since the date of the Facility Agreement;

4.1.2	the entering into of this Agreement does not conflict with any law, regulation, judgment or the terms of the Memorandum and Articles of Association of the Borrower or any other agreement or document to which the Borrower is party or which is binding upon it or any of its assets. Neither does the entering into of this Agreement require any authorisation, approval, consent or registration in any jurisdiction in order for it to be valid, binding or enforceable on the Borrower.

5	Fees and Expenses

5.1	The Borrower shall pay to the Bank an arrangement fee (the “Arrangement Fee”) of a minimum of £25,000 payable on the Payment Date.

5.2	If the Share Price of Trikon Technologies Inc. is $2.50 per share or more at close of business on the Business Day immediately preceding the Payment Date, the Arrangement Fee shall increase to £50,000. For each 10 cents per share by which the Share Price exceeds $2.50 per share the fee will increase by £5,000 subject to an overall maximum of £75,000.

By way of example:

(e)	a Share Price of $2.60 equals an Arrangement Fee of £55,000; and

(f)	a Share Price of $3.50 equals an Arrangement fee of £75,000, etc,

and such increased fee shall be payable on the Payment Date.

5.3	If there is any change to the number, type or listing of, or rights attaching to, the shares in the issued share capital of Trikon Technologies Inc, including any consolidation, sub-division or amalgamation of those shares, or if Trikon Technologies Inc issues any further shares or grants any right to any party to acquire or have issued to it any of its shares or if there is a scheme of arrangement in respect of those shares or they are de-listed, the Bank will be entitled to adjust the formula in clause 5.2 in such a manner as the Bank, in its absolute discretion deems appropriate.

5.4	The Borrower will reimburse to the Bank all costs and expenses (including legal fees) together with all VAT properly charged thereon as have been incurred by the Bank in connection with the negotiation, preparation, execution and perfection of this Agreement and all other documents referred to in this Agreement.

5.5	All payments required to be made under this Agreement shall be paid in sterling without any deduction, set off or counterclaim of any kind. All figures quoted are exclusive of VAT (where applicable).

6	Miscellaneous

6.1	This Agreement may be executed in any number of counterparts. If such counterparts are used then this Agreement will be as effective as if all signatures on all of the counterparts were made on a single copy of this Agreement.

6.2	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

7	Applicable law

7.1	English law is applicable to this Agreement.

IN WITNESS of which this Agreement has been duly executed by the parties on the date first written above.

SCHEDULE 1

Conditions Precedent

1	A certified copy of the resolution of the board of directors of the Borrower approving this Agreement and any other document required to be entered into pursuant to the terms of this Agreement.

2	An executed copy of this Agreement.

3	Payment of £5,000,000 into the Lloyds TSB Bank plc deposit account designated “Lloyds TSB re: Trikon Technologies Limited” (“the Account”)

4	An executed letter from the Borrower addressed to the Bank, instructing the Bank:

4.1	to transfer £5,000,000 from the Current Account to the Account; and

4.2	to maintain the £5,000,000 on deposit for periods of one month, with an automatic rollover of the deposit from one month to the next, until the Expiry Date or such earlier date on which the money from time to time outstanding under the Facility Agreement becomes repayable.

SCHEDULE 2

Amended and Restated Facility Agreement

The Directors

Trikon Technologies Limited

Ringland Way

Newport

Gwent NP6 2TA

Dear Sirs

£5,000,000 REVOLVING LOAN FACILITY

We, Lloyds TSB Bank plc (the “Bank”) are pleased to offer the under mentioned facilities (the “Facilities”) amounting in aggregate to £5,000,000 (five million pounds sterling) to Trikon Technologies Limited (company registered number 1373344 and herein referred to as the “Borrower”) upon and subject to the terms and conditions of this letter;

(a)	a sterling revolving loan facility linked to the Bank’s Base Rate (the “sterling facility”) ; and

(b)	an Optional Currency revolving loan facility linked to the Bank’s short term offered rate (the “currency facility”).

1.	Definitions

“Account” means the deposit account with Lloyds TSB Bank plc, Treasury for the deposit of sterling, designated “Lloyds re: Trikon Technologies Limited” or any account opened with the Bank in replacement of or in substitution for such account.

“Business Day” means a day other than a Saturday or a Sunday on which banks and foreign exchange markets are open for general business in London and (a) in relation to a transaction involving an Optional Currency other than the euro, a day on which banks and foreign exchange markets are open for general business in the principal financial centre (as determined by the Bank) of that Optional Currency, and (b) in the case of a transaction involving the euro, a day on which the Trans-European Automated Real-time Gross Settlement Express System (“TARGET”) is operating.

“Consolidated Net Worth” means at any particular time the aggregate of the amount paid up on the issued share capital of the Parent and the consolidated distributable and non-distributable reserves of the Parent and its Subsidiary Undertakings but (a) after deducting the total of any debit balance on profit and loss account and the book value of any intangible assets including but not limited to goodwill, and (b) excluding any minority interests in Subsidiary Undertakings and any increase in the valuation of assets subsequent to the date of the Financial Statement.

“Current Account” means the sterling current account of the Borrower with the Bank’s City Office Branch (numbered 300002 00573944) or any account opened with the Bank in replacement of or in substitution for such account.

“Equivalent Amount” means the sterling equivalent of the relevant amount of another currency, as conclusively determined by the Bank, (a) in the case of any amount owing hereunder or any amount payable to the Bank, on the basis of the rate at which the Bank would sell the relevant currency for sterling at that time, and (b) in the case of any credit balance or any amount payable by the Bank, on the basis of the rate at which the Bank would sell sterling for such other currency at the relevant time.

“Event of Default” means an event described in Clause 8.1 hereof or any circumstance which with the giving of notice and/or the passing of time could become such an event.

“Expiry Date” means 31 December 2005.

“Facility Limit” means £5,000,000 subject to any cancellation or other reduction thereof within the terms of this letter.

“Financial Statement” means at any particular time the then latest audited consolidated balance sheet and profit and loss account (each prepared on the same basis and in accordance with the same accounting principles as the latest such balance sheet and profit and loss account received by the Bank prior to the date of this letter) of the Parent and its Subsidiary Undertakings or, as the case may be, of the Trikon Group Companies together with the notes to both.

“Net Debit Interest” means the aggregate of all interest charged in sterling and an amount equal to the Equivalent Amount of all interest charged in an Optional Currency under the Facility less the aggregate of all sterling credit interest and an amount equal to the Equivalent Amount of all credit interest in a currency other than sterling paid by the Bank to the Trikon Group Companies on any account with the Bank.

“Optional Currency” means any major currency, other than sterling, as agreed between the Bank and the Borrower.

“Parent” means Trikon Technologies Inc (company registered number 95-4054321).

“Subsidiary Undertaking” shall have the meaning ascribed to it in Section 258 of the Companies Act 1985.

“Total Outstandings” means at any particular time the aggregate of all drawings outstanding at such time under the sterling facility, and the total Equivalent Amount of all drawings outstanding at such time under the currency facility.

“Trikon Group Companies” means Trikon Holdings Limited and all companies which are now or in the future become Subsidiary Undertakings of Trikon Holdings Limited (including for the avoidance of doubt the Borrower).

Words denoting the singular number only shall include the plural and vice-versa.

2.	Amount & Availability

2.1	Subject to the terms hereof the Facilities shall remain available until and may be drawn on any Business Day prior to the Expiry Date provided that at the time of drawing the currency of the drawing is, in the Bank’s opinion, readily available to the Bank in the amount of the drawing and that the Bank is able to determine the applicable rate of interest pursuant to the terms of this letter. No drawing may be affected on any particular day if the amount thereof would otherwise cause the Total Outstandings on that day to exceed the Facility Limit.

If at any time the Bank shall determine that the Total Outstandings exceed the Facility Limit by more than 10% then the Borrower shall repay to the Bank on demand in one or more of the currencies (as the Bank shall specify) in which drawings are outstanding at such time an amount equal or equivalent to the amount by which the Facility Limit is exceeded.

2.2	Each notice of drawing to be given pursuant to this letter hereof shall specify the amount and currency of the drawing and the account to which the proceeds are to be paid.

The proceeds of each drawing shall be placed by the Borrower on deposit in the Account.

2.3	All moneys from time to time outstanding hereunder shall be repaid by the Borrower in the currency in which they are outstanding on or before the Expiry Date.

2.4	At any time on or after any moneys from time to time outstanding hereunder become repayable by the Borrower, the Bank shall have the right at such time or at any time thereafter to transfer all or any of the amount standing on deposit in the Account to repay an equivalent amount of the amounts outstanding hereunder and repayable at that time.

3.	Terms of Operation

3.1	The sterling facility

The Borrower may make drawings in sterling from time to time hereunder in minimum amounts of £100,000 subject to receipt by the Bank of notice from the Borrower by 10 a.m. on the date of drawing. Any drawing which has been outstanding for not less than 1 month may be repaid by the Borrower on any Business Day prior to the Expiry Date subject to receipt by the Bank of notice of such repayment prior to 10 a.m. on the date of repayment.

Interest will accrue from day to day on the cleared daily balance of drawings at a margin of 1.75% per annum above the Bank’s Base Rate from time to time and shall be paid quarterly in arrears (normally on the 10th of each of March, June, September and December or on the next Business Day) and additionally on the date of final repayment of the sterling facility

3.2	The currency facility

The Borrower may make drawings in any Optional Currency from time to time hereunder in minimum amounts of £100,000 subject to receipt by the bank of notice from the Borrower by 10 a.m. on the date of drawing. Any drawing which has been outstanding for not less than 1 month may be repaid by the Borrower on any Business Day prior to the Expiry Date subject to receipt by the Bank of notice of such repayment prior to 10 a.m. on the date of repayment.

Interest will accrue from day to day on the cleared daily balance of drawings at a margin of 1% per annum over the Bank’s short term offered rate from time to time and shall be paid in the currency of the drawing quarterly in arrears (normally on the last business day of each of February, May, August and November or on the next Business Day) additionally on the date of final repayment of the currency facility.

4	Additional Costs & Changes in Circumstances

4.1	If the application of or introduction of or any change in any applicable law, regulation, requirement, directive or request of any change in the interpretation thereof by any governmental, fiscal, monetary or other authority charged with the administration thereof or by any self-regulating organisation or court of competent jurisdiction (in any case whether or not having the force of law) shall subject to the Bank or any holding company of the Bank to any tax, duty or other charge with respect hereto or change the basis of taxation on any amounts payable to the Bank hereunder (except in respect of tax on the overall net income of the Bank or any such holding company) or impose, modify or deem applicable requirements in respect of any liquid asset, special or other deposit or prudential or cash ratio or other requirements against, or the allocation by the Bank or any holding company of the Bank of capital in support of, any assets or liabilities or contingent liabilities of, deposits with or for the account of, or advances or commitments made by the Bank, and this shall increase the cost (to the Bank or any such holding company) of the Bank maintaining the Facilities or shall reduce the amount of principal or interest received by the Bank or shall otherwise reduce the return to the Bank hereunder by an amount which the Bank deems material, the Borrower shall pay to the Bank upon demand such additional amounts as are necessary to compensate for such increased cost or reduction.

4.2	If at any time the currency in which any amount outstanding or owing in connection with the Facilities is denominated is due to be or has been converted into the euro or into any other currency as a result of a change in law or by agreement between the Bank and the Borrower then:

(a)	the Bank may in its sole discretion determine and shall give written notice to the Borrower of the currency or currency unit in which all or any amounts payable under or in connection with this letter shall be paid. After the expiry of 7 days from the date of such notice all such payments shall be made in such currency or currency unit and all references in this letter to currency shall mean and include reference to a currency unit; and

(b)	the Bank may by giving not less than 21 days’ written notice to the Borrower change any of the terms applying to the Facilities but only to the extent that the Bank reasonably considers any such change necessary to take account of differences in market practice or to compensate for increases in costs to the Bank or to any holding company of the Bank arising from or related to such conversion or arising from or related to the introduction of or to the extension of monetary union within the European Union. Any such change shall amend the terms of this letter upon expiry of such period of notice.

4.3	All legal and other costs and expenses including any stamp and other duties and registration fees on a full indemnity basis and value added tax thereon reasonably incurred by the Bank in assessing the Facilities, in the preparation of this letter and of any amendment, waiver or consent letter at any time entered into, in the preparation, valuation, taking and release of any guarantee or security given in connection with this letter and in connection with the enforcement, administration and preservation of its rights under the Facilities shall be payable by the Borrower on demand.

4.4	On acceptance the Borrower shall pay to the Bank an arrangement fee of £15,000.

5	Conditions Precedent & Security

5.1	The obligations of the Bank hereunder shall not come into effect unless and until it has received in form and substance satisfactory to it:

(a)	a copy of this letter duly signed on behalf of both the Parent and the Borrower;

(b)	a certified copy of the board resolution of each of the Parent and the Borrower authorising acceptance of this letter and nominating the person(s) authorised to sign this letter on its behalf, and in the case of the Borrower the person(s) authorised to give notices of drawing and other communications required hereunder, together with their duly authenticated specimen signatures; and

(c)	such evidence as the bank shall require to confirm that the security already held by the Bank described in Clause 5.2 hereof is in full force and effect.

5.2	All amounts owing to the Bank under or pursuant to the Facilities shall at all times be secured by:

(a)	an omnibus guarantee and set off agreement dated 10th December 1999 among the Bank, the Borrower, Trikon Equipments Limited, E T Equipments Limited, E T Fabrications Limited, E T Electrotech Research Limited, Trikon Technologies (Israel) Limited, Vacuum Control Systems Limited and Trikon Holdings Limited;

(b)	an unlimited debenture dated 10th December 1999 from the Borrower,

(c)	an unlimited debenture dated 10th December 1999 from Trikon Equipments Limited;

(d)	an unlimited debenture dated 10th December 1999 from E T Equipments Limited,

(e)	an unlimited debenture dated 10th December 1999 from E T Electrotech Research Limited,

(f)	an unlimited debenture dated 10th December 1999 from Trikon Technologies (Israel) Limited, and

(g)	an unlimited debenture dated 10th December 1999 from Trikon Holdings Limited, together the “Security”.

The Security and all other security held by the Bank now or in the future shall be continuing security not only for the Facilities but also for all other moneys obligations and liabilities whether certain or contingent at any time due owing or incurred by the Borrower or the relevant guarantor to the Bank.

5.3	The Borrower undertakes to procure that promptly upon request from the Bank at any time any Trikon Group Company (including without limitation any company which becomes a Trikon Group Company subsequent to the date of this letter) which is not party to the omnibus guarantee and set off agreement referred to in Clause 5.2 hereof or has not given a debenture to the Bank shall become party to the security arrangements of this letter by such means as the Bank shall determine. The Borrower shall promptly provide the Bank with such evidence as the Bank shall require to confirm that any accession to the guarantee and set off agreement and any debenture given pursuant to this clause is in full force and effect.

6	Representations & Warranties

6.1	Each of the Parent and the Borrower hereby represents and warrants to the Bank that:

(a)	all action necessary to authorise its execution of this letter and the security documents required pursuant to the terms of this letter to which it is a party and its performance of its respective obligations hereunder and thereunder has been duly taken and neither such execution nor such performance will cause any limit or restriction on its borrowing or other powers, or on the right or ability of its directors (or any of them) to exercise such powers, to be exceeded or breached or will constitute or result in any breach of any agreement, law, requirement or regulation;

(b)	no material litigation, administrative or judicial proceedings are presently pending or threatened against it or any of its Subsidiary Undertakings;

(c)	there has been no material adverse change in the financial condition of it or any of the Trikon Group Companies since the date of the Financial Statement received by the Bank prior to the date of this letter; and

(d)	no Event of Default has occurred and is continuing.

6.2	The Parent and the Borrower shall be deemed to repeat the representations and warranties set out in clause 6.1 hereof on each day on which any amount remains owing to the Bank hereunder or for as long as the Bank is under any obligation to make the Facilities available in each case as if made at each such time with reference to the facts and circumstances then existing.

7	Undertakings of the Borrower and the Parent

For as long as the Bank is under any obligation to make the Facilities available or for as long as any moneys or liabilities are owing or incurred to the Bank hereunder:

7.1	The Parent shall not, and shall procure that none of the Trikon Group Companies shall, without the prior written consent of the Bank:

(a)	factor or otherwise assign or deal with any book or other debts or securities for money now and from time to time due or owing to it or any Trikon Group Company otherwise than by getting in and realising the same in the ordinary course of business as now conducted;

(b)	materially change the nature of its respective business as now conducted;

(c)	create or permit to subsist or arise any mortgage, charge, pledge or lien or any other security interest or encumbrance (other than a lien arising solely by operation of law in the ordinary course of business) over any of its or such Trikon Group Company’s present or future undertaking, property, revenue or assets (except as provided herein);

(d)	enter into or permit to subsist any transaction which, in legal terms, is not secured indebtedness but which in the Bank’s opinion acting reasonably has an economic or a financial or commercial effect similar to that of secured indebtedness ; or

(e)	part with, sell, transfer, lease or otherwise dispose of (or attempt or agree to do any such thing) the whole or any material part of its or such Trikon Group Company’s undertaking, property, revenue or assets (either by a single transaction or a number of transactions whether related or not) other than for full value on an arm’s length basis (save that no such parting with, sale, transfer, lease or other disposal may be made or entered into if it would breach the terms of any security document given to the Bank); and

7.2	The Parent shall at all times maintain the Consolidated Net Worth at not less than US$32,000,000:

This covenant will be tested quarterly against each quarterly report of the Parent delivered to Lloyds TSB Corporate, Wine Street, Bristol pursuant to clause 7.4(b) of this letter and again by reference to the Financial Statements of the Parent delivered to Lloyds TSB Corporate, Wine Street, Bristol pursuant to clause 7.4(a) of this letter; and

7.3	The Borrower shall at all times ensure that for each quarter the Net Debit Interest is not more than £70,000.

This covenant will be tested quarterly against each quarterly report of the Trikon Group Companies delivered to Lloyds TSB Corporate, Wine Street, Bristol pursuant to clause 7.4(b) of this letter and again by reference to the Financial Statements of the Trikon Group Companies delivered to Lloyds TSB Corporate, Wine Street, Bristol pursuant to clause 7.4(a) of this letter; and

7.4	The Parent shall supply to Lloyds TSB Corporate, Wine Street, Bristol:

(a)	as soon as practicable (and in any event within 120 days after the close of each of its financial years) copies of its Financial Statement and the Financial Statement of the Trikon Group Companies for that financial year;

(b)	as soon as practicable (an in any event within 45 days of the end of each of its financial quarters) copies of the quarterly report on form 10Q (to include the consolidated financial statements of the Parent) for the Parent and its Subsidiary Undertakings for that quarter, such accounts to be in form, substance and content acceptable to the Bank and to be certified by the Chief Executive and Chief Financial Officer of the Parent; and

(c)	promptly on request, such other information regarding the financial condition or the business of the Parent or any of its Subsidiary Undertakings as the Bank may reasonably require; and

7.5	Each of the Parent and the Borrower shall immediately upon becoming aware of the same give the Bank notice of the occurrence of any Event of Default.

7.6	The Borrower shall not, without the prior written consent of the Bank (such consent to be given or withheld in the Bank’s absolute discretion), withdraw or transfer all or any part of the £5,000,000 standing on deposit in the Account.

8	Events of Default

8.1	In the event that:

(a)	the Borrower fails to pay any sum due hereunder on its due date;

(b)	the Borrower defaults in the due performance or observance of any obligation accepted or undertaking given by it to the Bank or any representation warranty or statement made or deemed made by the Borrower herein or pursuant hereto proves to be incorrect or misleading;

(c)	any other indebtedness of the Borrower becomes due or capable of being declared due prior to the stated due date for payment thereof or the Borrower defaults in the payment when due of any indebtedness or defaults in paying on the due date any sum payable by it under any guarantee, indemnity or similar undertaking given by it or steps are taken to enforce any security for any liability of the Borrower present or future;

(d)	an encumbrancer takes possession or a receiver or similar official is appointed of any of the assets or undertaking of the Borrower or a petition is presented for the making of an administration order or any judgement made against the Borrower is not paid out, stayed or discharged within 14 days;

(e)	proceedings are commenced or a petition is presented (and is not dismissed within 14 days) or an order is made or an effective resolution is passed for the winding up of the Borrower or the Borrower is or becomes insolvent or stops or threatens to stop payment of its debts generally or is deemed unable to pay such debts (whether within the meaning of Section 123 of the Insolvency Act 1986 or otherwise) or the directors of the Borrower become obliged to convene a meeting pursuant to Section 142 of the Companies Act 1985 or an application is made in connection with a proposal to creditors for a voluntary arrangement or the Borrower makes or seeks to make any arrangement or composition with its creditors (whether under Part 1 of the Insolvency Act 1986 or otherwise);

(f)	any guarantee, other security or other document or arrangement relied upon by the Bank in connection with the Facilities ceases to be continuing or ceases to remain in full force and effect or notice of discontinuance is received by the Bank or the Bank reasonably believes that the effectiveness of any such document or arrangement is in doubt or if any provision of such document or arrangement is not complied with for any reason whatsoever;

(g)	the Borrower ceases or threatens to cease to carry on its business in the normal course or fails to maintain or breaches any franchise, licence or right necessary to conduct its business or breaches any legislation relating to its business, including without limitation any applicable environment protection laws;

(h)	the Borrower ceases to be a wholly owned Subsidiary Undertaking of the Parent or the persons who now have control of the Borrower cease to have control of the Borrower (“control” having the meaning ascribed to it in Section 840 of the Income and Corporation Taxes Act 1988) or voting control of the Borrower is acquired by any person, or company or group of connected persons (as defined in Section 839 of the Income and Corporation Taxes Act 1988) not having control of the Borrower at the date hereof;

(i)	any of the above events mutatis mutandis occur or proceedings analogous or equivalent thereto arise in relation to any Subsidiary Undertaking of the Borrower or any guarantor of the Facilities; or

(j)	the Borrower fails or has failed to disclose to the Bank any important information that is relevant to the Facilities or to any security document or undertakes or is subject to any action or occurrence which in the opinion of the Bank causes the payment of any amount owing hereunder to be a risk, then the Bank shall have the right at any time or times thereafter to declare its commitments hereunder cancelled and/or all amounts then outstanding hereunder payable on demand, whereupon such commitments shall be so cancelled and/or such outstandings shall be so payable, and/or to declare the Facilities immediately due and payable, whereupon the Borrower shall pay to the Bank the total principal amount outstanding hereunder in the currency(ies) in which it is outstanding together with accrued interest thereon and any other amounts payable hereunder.

8.2	The Bank shall have the right at the time of making such demand or at any time thereafter to convert all amounts then due and payable hereunder in an Optional Currency into sterling at the Bank’s spot selling rate for such Optional Currency against sterling at that time.

8.3	If any amount is not paid when due hereunder (including under this clause) the Borrower shall pay to the Bank on demand interest on such sum (whether before or after judgment) at 2.75% per annum above either the Bank’s Base Rate from time to time, or, if the Bank shall so determine, the cost to the Bank as certified by the Bank of funding such sum on the London interbank market for such period or consecutive periods as the Bank in its sole discretion may select, in either respect, running from the date of such default to the date of receipt of such sum in full by the Bank. Interest, if unpaid, shall be added to the sum in default at 3 monthly intervals.

9	Indemnities

9.1	The Borrower shall indemnify the Bank, without prejudice to any of the Bank’s other rights hereunder, against any loss or expense as certified by the Bank including legal expenses on a full indemnity basis and loss of profit which the Bank may incur or sustain as a consequence of the occurrence of any Event of Default or any failure by the Borrower to pay any sum demanded by the Bank as a result thereof, or any break costs associated with the transfer of moneys standing on deposit in the Account, or any amount payable to the Bank hereunder in one currency being converted into another currency, whether pursuant to any judgment or order or otherwise.

10	Notices

10.1	All communications from the Borrower in respect of the Facilities shall be irrevocable and shall, unless otherwise specified in this letter, be sent by letter to the Bank’s City Office Branch or to such address as the Bank may notify in writing to the Borrower from time to time.

10.2	Any notice or demand to be given by the Bank shall be given in writing and without prejudice to any other effective mode of service shall be deemed to have been sufficiently served if sent to the Borrower at the address given above or to its registered office for the time being.

11	Payments

11.1	All payments due from the Borrower hereunder shall be made without any set-off, deduction or withholding of any nature whatsoever.

11.2	The Borrower hereby authorises the Bank to debit the Current Account with the amount of all sterling payments due to the Bank from time to time under the terms of this letter and undertakes to ensure that there will be sufficient cleared funds available on that account or sufficient availability under the Facilities by 12 noon on any relevant date to cover all such payments falling due on that date.

11.3	Each sum due from the Borrower hereunder in a currency other than sterling shall be paid in freely transferable and immediately available same day funds to such bank account in the relevant financial centre as the Bank shall from time to time require by such hour local time as may be necessary to ensure payment for value the due date.

12	Assignment

12.1	This letter shall be binding upon and shall inure only to the benefit of the Bank and the Borrower and their respective successors and assigns, provided that the Borrower shall not assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Bank. For the avoidance of doubt, the Bank and the Borrower do not intend that any of the terms of this letter should otherwise be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party, to this letter.

12.2	The Borrower agrees that the Bank may at any time or times transfer the Facilities to any other office of the Bank or assign and/or transfer all or any part of its rights and/or obligations hereunder or grant any participation in any such rights and/or obligations to any other members of the Lloyds TSB group and/or to any other bank or financial institution without any further consent from the Borrower provided that:

(a)	no transfer of the Bank’s obligations shall be effective until such time as the transferee shall have delivered to the Borrower an undertaking to be bound by the terms of this letter as if named as the lender hereunder (following receipt of which the Borrower shall only look to the transferee in respect of that portion of the Bank’s obligations assumed by the transferee); and

(b)	unless to another member of the Lloyds TSB group, no transfer of obligations may be made without the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed.

12.3	Members of the Lloyds TSB group may disclose any information about the Parent or the Trikon Group Companies among themselves, to their auditors for the time being, to any potential assignee or transferee of the Facilities (or any part thereof), and to any other bank or financial institution with which the Bank is proposing to enter into, or has entered into, any agreement pursuant to this clause. Information may not be transferred further or otherwise (including for marketing purposes) without the prior written consent of the Parent or, as the case may be, of the Borrower unless such information is in the public domain or unless the Bank is required by law so to do.

13	Miscellaneous

13.1	If at any time the Bank delays exercising any of the rights it has under this letter or exercises only part of those rights, it will still have the right to exercise all or any other rights at any later time.

13.2	Without prejudice to the Bank’s rights under any set off arrangements the Bank may at any time whether before or after any demand hereunder for payment without notice to the Borrower apply any moneys standing to the credit of the Borrower on any account and whether subject to notice or not and whether denominated in sterling or in any other currency in or towards satisfaction of any liabilities of the Borrower under this letter.

13.3	If the due date for any payment would otherwise fall on a non-Business Day, the effective date shall be the next succeeding Business Day.

13.4	All calculations in respect of interest due to the Bank under the Facilities shall be on the basis of the actual number of days elapsed and a 365 day a year or a 360 day year (as in the opinion of the Bank is market practice for the calculation of interest in the relevant currency).

13.5	In this letter reference to (a) any statutory provision shall be deemed to mean and to include a reference to any modification or re-enactment thereof for the time being in force, and (b) the Bank’s Base Rate shall mean and include any rate replacing that rate from time to time.

13.6	This letter shall be governed by and construed in accordance with the laws of England and Wales.

14	Period of Offer

14.1	The offer of the Facilities is open for acceptance by returning the attached duplicate of this letter with the acknowledgement duly signed by authorised officers of both the Parent and of the Borrower to be received by Lloyds TSB Corporate, Gresham Street not later than one month hence failing which the offer will lapse.

Yours faithfully

For and on behalf of Lloyds TSB Bank plc

EXECUTION PAGE

SIGNED by	)	Martyn Tuffery (Company Secretary)
)
for and on behalf of	)	/s/ Martyn Tuffery
TRIKON TECHNOLOGIES LIMITED	)
in the presence of:	)

Signature of witness	/s/ Christopher Matthews
Name of witness	Christopher Matthews

Address of witness

SIGNED by	)	/s/ Phillip Bywater
)
for and on behalf of	)	Senior Manager Corporate Banking
LLOYDS TSB BANK PLC	)
in the presence of:	)

Signature of witness	/s/ Michael Harold Gardiner.
Name of witness	Michael Harold Gardiner

Address of witness	Lloyds TSB Bank Bank House Wine Street Bristol BS1 3AN